UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2006

Halo Technology Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-33197	88-0467845
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Railroad Avenue, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203 422 2950

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2006, the registrant, Halo Technology Holdings, Inc. ("Halo") and Unify Corporation ("Unify") entered into a Purchase and Exchange Agreement (the "Purchase Agreement"). Under the Purchase Agreement, Halo agreed to sell its subsidiary, Gupta Technologies, LLC, to Unify in exchange for (i) Unify’s risk management software and solution business as conducted by Unify through its Acuitrek, Inc. subsidiary ("Acuitrek") and its Insurance Risk Management division, including, without limitation, the Acuitrek business and the NavRisk product (the "NavRisk Business"), (ii) Unify’s ViaMode software product and related intellectual property rights (the "ViaMode Product"), (iii) 5,000,000 shares of Unify common stock, (iv) warrants to acquire 750,000 shares of Unify stock, (v) $5,000,000 in cash, of which Halo has received $500,000 as a deposit (the "Deposit"), and (vi) the amount by which the Gupta Net Working Capital exceeds the NavRisk Net Working Capital (as such terms are defined in the Purchase Agreement, the "Working Capital Adjustment").

The Purchase Agreement includes customary representations and warranties concerning the parties to the agreement and the assets and liabilities of the businesses being exchanged. The Purchase Agreement also includes covenants governing, among other things, the operations of these businesses in the ordinary course of business prior to the closing.

Consummation of the transactions is subject to several closing conditions, including, among others, that neither of the businesses being exchanged shall have suffered a material adverse change, and that Unify has received financing in an amount sufficient, together with any available funds from Unify’s working capital, to enable Unify to pay the remaining portion of the Cash Purchase Price to Halo at the Closing. In addition, it is a condition to the Closing that Halo shall have received all consents required from its secured lenders.

The Purchase Agreement contains indemnity terms which provide that each party shall indemnify the other party for breaches of representations and warranties and covenants made under the agreement, provided that neither party shall be required to pay any damages unless the aggregate amount of all damages exceeds certain limits contained in the Purchase Agreement and provided further that neither party shall be liable for damages in excess of certain limits contained in the Purchase Agreement.

The Purchase Agreement may be terminated if the transactions do not close on or before December 29, 2006, for failure to meet closing conditions, and for other reasons set forth in the agreement. In the event of termination, the Deposit may be converted into equity securities of Halo (shares and warrants, if applicable), retained by Halo, or refunded by Halo depending on the reason for termination.

A copy of the Purchase Agreement is attached as Exhibit 10.130 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement. Other exhibits to the Purchase Agreement, which have not been filed with this Current Report on Form 8-K, will be furnished to the Securities and Exchange Commission upon request.

Item 1.02 Termination of a Material Definitive Agreement.

On September 13, 2006, the registrant, Halo Technology Holdings, Inc. ("Halo") and Unify Corporation ("Unify") entered into a Termination Agreement (the "Termination Agreement") terminating the Agreement and Plan of Merger, as amended (the "Merger Agreement") entered into by Halo and Unify on March 14, 2006. A copy of the Merger Agreement was filed as Exhibit 10.118 to Halo’s Current Report on Form 8-K filed March 20, 2006, a copy of Amendment No. 1 to the Merger Agreement was filed as Exhibit 10.123 to Halo's Current Report on Form 8-K filed May 24, 2006, and a copy of Amendment No. 2 to the Merger Agreement was filed as Exhibit 10.125 to Halo's Current Report on Form 8-K filed July 11, 2006. The Termination Agreement further provides for the mutual release of any claims in connection with the Merger Agreement by Halo or Unify against the other party.

In connection with the Merger Agreement, two shareholders of Unify had executed stockholder agreements (together, the "Stockholder Agreement") with Halo, requiring these stockholders to vote their Unify shares in favor of the Merger. Pursuant to the terms of the Stockholder Agreement, Halo was entitled to direct the voting of shares of Unify Common Stock held by the Stockholders. Pursuant to its terms, the Stockholder Agreement terminated upon the termination of the Merger Agreement. A copy of the form of Stockholder Agreement was filed as Exhibit 10.119 to Halo’s Current Report on Form 8-K filed March 20, 2006.

A copy of the Termination Agreement is attached as Exhibit 10.131 hereto and is incorporated herein by reference. The foregoing description of the Termination Agreement is qualified in its entirety by reference to the full text of the Termination Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.130 Purchase and Exchange Agreement between Halo and Unify Corporation dated September 13, 2006.

10.131 Termination Agreement among Halo, UCA Merger Sub, Inc., and Unify Corporation, dated September 13, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halo Technology Holdings, Inc.

September 19, 2006	By:	Ernest Mysogland

Name: Ernest Mysogland
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

10.130	Purchase and Exchange Agreement between Halo and Unify Corporation dated September 13, 2006
10.131	Termination Agreement between Halo, UCA Merger Sub, Inc. and Unify Corporation dated September 13, 2006